As filed with the Securities and Exchange Commission on October 21, 2019

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hepion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-2783806 (I.R.S. Employer Identification No.)

399 Thornall Street, First Floor

Edison, New Jersey  08837

(Address of principal executive offices) (Zip Code)

2013 Equity Incentive Plan, as amended

(Full title of the plans)

Robert Foster

Chief Executive Officer

399 Thornall Street, First Floor

Edison, NJ 08837

(Name and Address of agent for service)

(732) 902-4000

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey Fessler, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, NY 10112-0015

Phone (212) 653-8700

Fax (212) 653-8701

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or an emerging growth company in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
	Smaller Reporting Company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.0001 par value	26,786	$2.50	$66,965	$9.00

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Company’s 2013 Equity Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)         Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, by averaging the high and low sales prices of the Registrant’s common stock reported on the Nasdaq Capital Market on October 16, 2019.

EXPLANATORY NOTE

Hepion Pharmaceuticals, Inc., formerly known as ContraVir Pharmaceuticals, Inc. (“Hepion” or the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “ Securities Act “), to register an additional 26,786 shares of common stock authorized for issuance under the Registrant’s 2013 Equity Incentive Plan, as amended (the “Plan”). A registration statement on Form S-8 (File No. 333-203867) was filed with the Securities and Exchange Commission (the “Commission”) on May 4, 2015, covering the registration of 11,607 shares of common stock authorized for issuance under the Plan. In addition, a registration statement on Form S-8 (File No. 333-215662) was filed with the Commission on January 23, 2017 covering the registration of an additional 2,143 shares of common stock under the Plan. Pursuant to such Instruction E, the contents of the registration statements on Forms S-8 (File No. 333-203867) and (File No. 333-215662) are incorporated herein by reference except for Item 8, Exhibits, with respect to which the Exhibit Index immediately preceding the exhibits attached hereto is incorporated herein by reference. The current registration of 26,786 shares will increase the number of shares of common stock registered under the Plan from 13,750 shares to 40,536 shares.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

•                  Our Annual report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 14, 2019;

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 15, 2019;

•                  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 14, 2019;

•                  Our Current Reports on Form 8-K filed on January 16, 2019, March 4, 2019, April 5, 2019, May 2, 2019, May 6, 2019, May 8, 2019, May 31, 2019, June 6, 2019, June 11, 2019 (as amended on Form 8-K/A on June 12, 2019), June 17, 2019, June 20, 2019, July 23, 2019, July 30, 2019, July 31, 2019, August 7, 2019, August 14, 2019, September 3, 2019, September 4, 2019, October 3, 2019, October 8, 2019, October 10, 2019 and October 16, 2019; and

•                  Our definitive proxy statement on Schedule 14A filed on April 2, 2019; and

•                  The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on February 24, 2015.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Robert Foster at the Company.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and our certificate of incorporation will include such an exculpation provision. Our certificate of incorporation and by-laws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our certificate of incorporation and by-laws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our certificate of incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 8. Exhibits.

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edison, New Jersey, on the 21st day of October 2019.

HEPION PHARMACEUTICALS, INC.

By:	/s/ Robert Foster
Robert Foster
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Foster, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Robert Foster	Chief Executive Officer and Director	October 21, 2019
Robert Foster	(Principal Executive Officer)

/s/ John Cavan	Chief Financial Officer	October 21, 2019
John Cavan	(Principal Financial and Accounting Officer)

/s/ Gary S. Jacob	Chairman, Board of Directors	October 21, 2019
Gary S. Jacob, PhD.

/s/ John P. Brancaccio	Director	October 21, 2019
John P. Brancaccio

/s/ Arnold Lippa	Director	October 21, 2019
Arnold Lippa

/s/ Timothy Block	Director	October 21, 2019
Timothy Block

	Director	October , 2019
Thomas Adams

EXHIBIT INDEX

Exhibit Number	Description
4.1	2013 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 5 to the Company’s Form S-8 filed with the SEC on May 4, 2015)
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)